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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20548

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 THINKPATH INC.
                                 --------------
             (Exact name of registrant as specified in its charter)

          ONTARIO                                         52-209027
          -------                                         ---------
 (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                    Identification No.)



                         55 UNIVERSITY AVENUE, SUITE 400
                        TORONTO, ONTARIO, CANADA M5J 2H7
                                 (416) 364-8800

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                            (Full title of the plan)

                                 THINKPATH INC.
                         55 UNIVERSITY AVENUE, SUITE 400
                        TORONTO, ONTARIO, CANADA M5J 2H7
                            ATTENTION: DECLAN FRENCH
                 CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

                     (Name and address of agent for service)
                                 (416) 364-8800
          (Telephone number, including area code, of agent for service)

                     Copies of all communications, including
                         all communications sent to the
                        agent for service, should be sent
                                       to:

                               Arthur Marcus, Esq.
                  Gersten Savage Kaplowitz Wolf and Marcus, LLP
                              101 East 52nd Street
                             New York, NY 10022-6018
                                 (212) 752-9700





                         CALCULATION OF REGISTRATION FEE

                                                            PROPOSED              PROPOSED
TITLE OF SECURITIES TO                                   MAXIMUM OFFERING      MAXIMUM AGGREGATE
    BE REGISTERED           AMOUNT TO BE REGISTERED (2)  PRICE PER SHARE (1)    OFFERING PRICE     AMOUNT OF REGISTRATION FEE
    -------------           -----------------------       ---------------       --------------     --------------------------

Common Shares                     12,427,535                    $0.032              $397,681                $58.51
No Par Value Per Share


     (1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the last sale price of the shares of common stock as reported on the OTC Bulletin Board on January 28, 2003 ($0.032).

     (2) Pursuant to an agreement with Thinkpath Inc. dated on or about XXXXX, Thinkpath Inc. indends to issue 12,427,535 shares of its common stock in connection with an amendment to the employment agreement of our Chief Executive Officer, Mr. Declan French.


EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an aggregate of 12,427,535 shares of our common stock, no par value per share, to be issued pursuant to an amendment to the employment agreement between Thinkpath Inc. and Declan French dated on or about January 27, 2003 (the "Agreement").

Under cover of this Form S-8 is our reoffer prospectus, prepared in accordance with Part I of Form S-3 under the Securities Act of 1933 Act, as amended. This reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 12,427,535 shares to be issued to pursuant to the Agreement.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

We will send or give the documents containing the information specified in Part I of Form S-8 to the consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement under Rule 424 of the Securities Act of 1933 Act, as amended.


                               REOFFER PROSPECTUS

                   The date of this prospectus is January 31,
                                      2003.

                                 THINKPATH INC.
                         55 UNIVERSITY AVENUE, SUITE 400
                        TORONTO, ONTARIO, CANADA M5J 2H7

                        12,427,535 Shares of Common Stock

The shares of our common stock being registered pursuant to this registration statement are offered by our Chief-Operating Officer, Mr. Declan French. The shares of common stock issued to Mr. French may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payments of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. We will not receive any proceeds from the sale of any of the shares of common stock by Mr. French. (See Exhibit 10.1) We are paying the expenses incurred in registering the shares of common stock.

The reoffer prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act of 1933, as amended, to allow for future sales by Mr. French (the "Selling Shareholder"), on a continuous or delayed basis, to the public in accordance with the volume restrictions imposed by Instruction C of Form S-8. To our knowledge, the selling shareholder has no arrangement with any brokerage firm for the sale of the 12,427,535 shares of common stock. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Any commissions received by a broker or dealer in connection with the resales of the shares of common stock may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

Our shares of common stock are traded on the OTC Bulletin Board under the symbol THTHF. As of January 28, 2003, the last reported sale price for of our shares of common stock as reported on the OTC Bulletin Board was $0.032.

THE SHARES OF COMMON STOCK OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK.SEE "RISK FACTORS" ON PAGE 9 OF THE REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                TABLE OF CONTENTS

                                                                         Page

    Reoffer Prospectus                                                     4

    Available Information                                                  4

    Incorporation of Documents by Reference                                4

    Business of Thinkpath Inc.                                             5

    Risk Factors                                                           9

    Use of Proceeds                                                       14

    Selling Shareholders                                                  14

    Plan of Distribution                                                  15

    Experts                                                               15

    Legal Matters                                                         15

    Disclosure of Commission Position                                     15

                                       REOFFER PROSPECTUS

AVAILABLE INFORMATION

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The shares of common stock are not being offered in any state where the offer and sale is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

Thinkpath Inc. files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC") as is required by the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus.

We filed the following documents, which are incorporated into this reoffer prospectus by reference:

     1. Our Form 10-Q Quarterly Report, filed on November 19, 2002.
     2. Our Form 10-KSB Annual Report, filed on April 16, 2002.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO DECLAN FRENCH, THINKPATH INC., 55 UNIVERSITY AVENUE, SUITE 400, TORONTO, ONTARIO, CANADA, M5J 2H7. OUR TELEPHONE NUMBER AT THAT LOCATION IS
(416) 364-8800.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into this reoffer prospectus.

SUMMARY FINANCIAL DATA

The summarized consolidated financial data presented below is derived from and should be read in conjunction with the interim consolidated financial statements, including the notes to those interim financial statements which are incorporated by reference from our quarterly report on Form 10-Q and the consolidated financial statements, including the notes to those financial statements which are incorporated by reference from our annual report on Form 10-KSB.



                                     FOR THE                  FOR THE             FOR THE                  FOR THE
                                    NINE MONTHS             NINE MONTHS         FISCAL YEAR              FISCAL YEAR
                                      ENDED                     ENDED              ENDED                     ENDED
                                September 30, 2002       September 30, 2001   DECEMBER 31, 2001        DECEMBER 31, 2000
                                  --------------           --------------      -----------------        -----------------

Revenue                           $ 21,485,763                 28,593,398         36,926,211                44,325,780
Net Loss for the Period             (3,147,741)                (3,738,170)        (9,683,442)               (8,398,317)
Net Loss Per Share -
  before preferred dividends,
  basic and fully diluted                (0.13)                     (0.26)             (0.65)                    (1.59)
  after preferred dividends,
  basic and fully diluted                (0.14)                     (0.31)             (0.70)                    (2.27)

                                      AS AT                     AS AT                AS AT                      AS AT
                               September 30, 2002        September 30, 2001    DECEMBER 31, 2001          DECEMBER 31, 2000
Working Capital                    (4,489,017)                (1,847,488)        (3,354,362)                (3,087,131)
Total Assets                       13,284,043                 21,571,252         17,174,978                 25,685,940
Total Stockholders' Equity          1,115,656                  8,744,348          3,246,946                 10,799,006



This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Unless otherwise indicated, all reference to "Thinkpath", "us", "our" and "we" refer to Thinkpath Inc. and its wholly-owned subsidiaries: Systemsearch Consulting Services Inc., an Ontario corporation, International Career Specialists Ltd., an Ontario corporation, Thinkpath Inc. (formerly Cad Cam, Inc.), an Ohio corporation, Thinkpath Technical Services Inc. (formerly Cad Cam Technical Services Inc.), an Ohio corporation, Thinkpath Michigan Inc. (formerly Cad Cam Michigan Inc.), a Michigan corporation, Thinkpath Training Inc. (formerly ObjectArts Inc.), an Ontario corporation, Thinkpath Training US Inc. (formerly ObjectArts US Inc.), a New York corporation, MicroTech Professionals Inc., a Massachusetts corporation, and TidalBeach Inc., an Ontario corporation.

BUSINESS OF THINKPATH INC.

GENERAL

Thinkpath provides technological solutions and services in engineering knowledge management including design, drafting, technical publishing, e-learning and staffing. Our customers include Department of Defense ("DOD") contractors, aerospace, automotive and financial services companies, Canadian and American governmental entities and large multinational companies, including Lockheed Martin, General Dynamics, General Electric, General Motors, Ford Motors, CIBC and EDS Canada.

We were incorporated under the laws of the Province of Ontario, Canada in 1994.

Our principal executive offices are located at 55 University Avenue, Suite 400, Toronto, Ontario, Canada, M5J 2H7, telephone number (416) 364-8800 and our website is www.thinkpath.com.

Our consolidated sales for the nine months ended September 30, 2002 and fiscal year ended December 31, 2001 was $21,485,763 and $36,926,211, respectively, and our consolidated net loss was $3,147,741 and $9,683,442 respectively, during such periods.

TECHNICAL PUBLISHING

We provide technical publishing programs for complete integration into engineering and design departments of government, military contractors, aerospace and automotive customers. Our software performs technical documentation through desktop publishing, technical illustration and web animation and produces printed materials, e-publications for CD rom and web, and SGML/XML tagged electronic manuals. Our technology can also capture existing publications and convert the data to assemble electronic publications specific to a customer's requirements.

We maintain a complete staff of technical publication personnel consisting of highly skilled engineers and drafters. As a result, we can draw heavily upon our engineering resources to handle every step of the documentation process, including researching, writing, editing, illustration, printing and distribution. We have also made a substantial investment into high-end engineering software tools in order to fully use existing engineering data in developing new material. We believe this gives us an advantage over competitors because it reduces the time needed to generate illustrations, as well as the amount of customer support time required in developing new documentation.

We provide technical translation services in over 30 different languages ranging from Spanish to Mandarin Chinese. Our translators come from diverse technical and cultural backgrounds, which results in an accurate translation within the customer's industrial discipline. In addition, our typesetters work with cutting-edge software specific to each language conversion.

We can guide a company's entire ISO documentation process, from developing requirements to delivering detailed publications that meet all ISO9001 regulations.

Our technical publication library includes hundreds of documents written to meet a variety of military, industry, and individual corporate specifications. We practice the MIL-SPEC (Military Specifications guidelines) rules for graphics, the ATA(American Transportation Association) rules for content, as well as the AICC*(Aviation Industry Computer Based Training Committee) rules for format and interchangeability. We also produce CE (Communaute Europeenne) compliant documentation for CE and compliant machinery.

DESIGN ENGINEERING

Our engineering and design services cover every facet of a project from concept to SLA prototyping to a complete turnkey package that delivers a finished, operating system. Our engineers handle the drafting, the detailing and the parametric modeling. We have experienced engineers on staff as well as a pool of skilled consultants that we can call on to provide internal design services.

RECRUITMENT

We offer full-service recruitment services, including permanent placement, contract placement, and executive search in the IT and engineering fields. We have particular expertise in recruiting for Web-based and e-commerce applications, Customer Relationship Management (CRM) technologies, technical documentation and technical training. We can and do find candidates from the entire spectrum of responsibility levels -- from newly graduated junior technicians to senior technical executives.

Our careful evaluation process tests candidates on their technical proficiency, soft skills, fit with company culture, and attitude towards finding a new position. We guarantee that all potential hires are interviewed and reference checked and that no resume is ever forwarded to a customer without the candidate's prior permission and knowledge.

TRAINING

We provide technical and e-learning training in Catia, ProEngineer and Unigraphics products.

Our focus going forward will be on the engineering services group and the training derived from those services. Some of engineering products we train on include:

- Archibus;
- AutoCAD;
- AutoCAD LT;
- AutoDesk Mechanical Desktop;
- CADPLUS;
- Computer Aided Facilities Management (CAFM);
- MicroStation;
- SDRC;
- Solid Edge;
- Solid Works;
- ProENGINEER; and
- Unigraphics.

We have developed and delivered custom engineering courses on engines, presses, weaponry and various equipment and machinery to General Electric, J&L, Caterpillar, Kellogg, DOW Brands, Heidleberg, and many others. In addition, we have developed e-learning programs that teach engineering design software usage, machine operation, aircraft jet engine repairs, CIM programs that register students and monitor their progress and accomplishments, pretests, in-process testing and final exams.

CUSTOMERS

Our customers are large and high-growth corporations from a wide variety of industries across North America. These customers include Fortune 500 companies as well as other high-profile companies. We believe that our customer base provides credibility when pursuing other customers.

The following is a partial listing of our customers:

EDS Canada Inc.
Lockheed Martin
General Dynamics
General Electric
General Motors
Bank of Montreal
Boeing
CIBC
Cummins Engine
FUJITSU Group
ESI Fiscal
Ford Motor Co.
Toronto Stock Exchange

COMPETITION

The information technology staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential customers with other providers of information technology staffing services, systems integrators, internet-based recruitment management systems, computer consultants, employment listing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of information technology professionals and customers than we do, all of which may provide these competitors with a competitive advantage. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than we can. Because there are relatively low barriers to entry, we expect that competition will increase in the future.

The engineering services, technical publishing and e-learning industry is also very competitive but has much higher barriers to entry due to high capital costs for tools and equipment and the specialized skills and knowledge required.

Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that we will be able to compete successfully against current and future competitors or that the competitive pressures we face will not have a material adverse effect on our business, prospects, financial condition and results of operations. We believe that the principal factors relevant to competition in the information technology, staffing and engineering services industry are the recruitment and retention of highly qualified information technology and engineering professionals, rapid and accurate response to customer requirements and, to a lesser extent, price. We believe that we compete favorably with respect to these factors.

BUSINESS STRATEGY

We plan to exploit our track record in engineering services by offering a unique blend of design engineering, technical publishing and customized e-learning courseware. In early 2002, we began to focus our marketing efforts on the defense, aerospace and automotive industries and it is here that we expect significant growth in 2003. By combining design engineering and technical publishing we believe we have become experts in content management and thus are positioned to deliver high margin customized e-learning products. Engineering services offers higher margins and growth as well as more predictability and stability than the IT services arena. Although our focus will be on growing the engineering services division, we plan to maintain our current level of activity in IT services without investing further capital.

Our business objective is to increase our gross revenue and improve our gross margins by replacing fixed priced projects with time and materials based contracts. We intend to increase our market share through the addition of engineering sales staff and through the marketing and promotion support services of Johnston and Associates and Ogilvie Rothchild, two of our outside consultants. The primary components of our strategy to achieve this objective are as follows:

- Expand our DOD contractor customer base;
- Grow our aerospace and automotive customer base; and
- Further penetrate existing customer base, including Fortune 500 companies.

We have established an extensive technology strategy and infrastructure that we believe provides us with a competitive advantage over less technologically advanced competitors. The primary components of this strategy and infrastructure are described below.

BACK OFFICE INFRASTRUCTURE

We have invested heavily in the creation and support of an integrated technological infrastructure that links all offices and employees and promotes uniformity in certain functions. Our accounting program provides for real-time financial reporting across dispersed branch offices. Our intranet and recruitment management software application, Njoyn provides each of our employees with access to the tools and information that help them to be successful and productive. This infrastructure helps us integrate our acquisitions more easily and cost-effectively than would otherwise be possible.

MARKETING AND PROMOTION

Our marketing and brand strategy is to position us as experts of content in engineering knowledge management. As a provider of engineering services, we will emphasize our flexible service options, the depth of our expertise, and the global delivery capabilities of our North American offices.

We believe this positioning will be achieved through a variety of means, including:

- Strong and easy-to-access sales and marketing support at the branch level;
- Investment in awareness and branding campaigns; and,
- Exploration and establishment of various business partnerships and alliances.

COLLATERAL AND SALES SUPPORT

A major marketing and promotion program is underway to update our collateral material and Web sites to more accurately reflect our renewed focus on engineering services. This update will be supervised by Ogilvie Rothchild.

TARGET MARKETS

Our target customers are DOD contractors, the United States military, aerospace and automotive corporations throughout North America. Some of our current customers include General Motors, Lockheed Martin, General Dynamics CIBC, General Electric, FedEx, and EDS Canada. This existing customer base can be penetrated much further. We will therefore focus on maximizing the value from our current customer relationships, while also looking at capturing new opportunities.

EMPLOYEES AND CONSULTANTS

EMPLOYEES

Our staff as of January 28, 2003, consists of 46 full-time employees which includes 30 sales personnel and 16 administrative and technical employees. Our staff as of September 30, 2002 consisted of 58 full-time employees which includes 30 sales personnel and 28 administrative and technical employees. Our staff at December 31, 2001 consisted of 98 full-time employees, including 46 sales personnel and 52 administrative and technical employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees.

CONSULTANTS

We enter into consulting agreements with information technology and engineering professionals at hourly rates based on each individual's technical skills and experience. As of January 28, 2003, approximately 205 professionals were performing services for our customers. At September 30, 2002 there were 290 professionals placed by us, performing services for our customers. At December 31, 2001 there were 309 professionals placed by us, performing services for our customers.

RECENT EVENTS

On April 4, 2002, we retained Johnston & Associates, LLC, a Washington company, to provide strategic governmental relations counseling and marketing representation before the United Stated Department of Defense, the United States Congress and targeted companies in connection with marketing our engineering services related to specific government contracts. Johnston & Associates will be compensated at a rate of $10,000 per month for twelve months beginning April 2002 and ending March 31, 2003. In addition, Johnston & Associates will be issued 200,000 warrants to purchase our common stock at the fair market value on the date of grant and will vest at 50% per year. Such warrants will be issued at a future date to be agreed upon by the parties.

On April 8, 2002, we closed our Etobicoke office and sold certain assets of Systemsearch Consulting Services Inc. to its prior owner in consideration of the assumption of the lease and certain liabilities. Existing contracts were transferred to another office and all sales and administrative staff were terminated.

On April 26, 2002, Ronan McGrath resigned from our Board of Directors as a result of changes in the corporate policy of his employer regarding outside directorships. Such resignation was not a result of any disagreements or conflicts with Thinkpath.

On May 1, 2002, we entered into an agreement with triOS Training Centres Limited, an Ontario company, for the purchase of certain assets of our Toronto training division, Thinkpath Training in consideration of a nominal amount of cash and the assumption of all prepaid training liabilities. As part of the transaction, triOS assumed the Toronto training staff and sublets additional classroom facilities.

On May 20, 2002, Robert Escobio resigned from the Board of Directors due to personal matters and not as a result of any disagreements or conflicts with Thinkpath.

On May 24, 2002, we entered into a loan agreement with Tazbaz Holdings Inc., an Ontario Corporation. Pursuant to the agreement, Tazbaz securitized an overdraft position of Thinkpath with Bank One in the amount of $650,000 in consideration of an aggregate of 3,400,000 shares of our common stock. This agreement expired on December 9, 2002 as a result of the purchase of Bank One's indebtedness by Morrison Financial Services Limited.

On June 7, 2002, we entered into a non-binding subscription agreement with Olgivie Rothchild Inc., an Ontario Corporation, pursuant to which Olgivie Rothchild Inc. subscribed for and agreed to purchase 15,000,000 shares of our common stock for an aggregate consideration of $1,500,000. This transaction did not close.

On June 14, 2002, a former employee, Christopher Killarney, filed a statement of claim against us with the Superior Court of Justice of Ontario, Canada, Court File No. 02-CV-229385CMS, alleging wrongful dismissal and breach of contract. Mr. Killarney is seeking between approximately $120,000 and $650,000 in damages. We intend to defend this claim vigorously.

On June 19, 2002, we entered into a non-binding letter of intent with Morrison Financial Services Limited, an Ontario Corporation, for the provision of a full-recourse receivable discounting facility. On August 13, 2002, we received a commitment from Morrison Financial Services Limited for a financing arrangement that will provide the funding necessary to purchase Bank One's debt and security. The financing arrangement was closed on December 9, 2002.

On June 24, 2002, we entered into consulting agreements with each of Mark Young and George Georgiou pursuant to which Messrs. Young and Georgiou shall perform consulting services with respect to corporate and debt restructuring. In consideration for such services we issued 2,250,000 and 1,000,000 shares of our common stock to Messrs. Young and Georgiou, respectively.

On July 1, 2002 and as amended on August 1, 2002, August 15, 2002, September 1, 2002, September 16, 2002, September 30, 2002, October 15, 2002, November 15, 2002, and November 30, 2002, we entered into a Forbearance and Modification Agreement with our senior lender, Bank One whereby the Bank agreed to forebear from exercising its rights and remedies against us as a result of our violation of certain loan covenants, until the period ending December 9, 2002. In the event that we defaulted under the agreement including the failure to make payment when due, the Bank was entitled to exercise any and all of its security rights including foreclosing on collateral. On December 5, 2002, Bank One's security and indebtedness were purchased by Morrison Financial Services Limited. Bank One accepted a $1,100,000 discount on the payoff of its debt.

On December 5, 2002, the Business Development Bank of Canada also agreed to sell its debt and security to Morrison Financial Services Limited and agreed to a discount of $330,000 on payoff.

On October 1, 2002, we entered into consulting agreements with various consultants who shall perform consulting services in various areas. In consideration for such services we issued warrants to purchase 10,600,000 shares of our common stock at an exercise price of $0.025 per share. Pursuant to the agreement we are registering such shares of common stock under this registration statement

On October 4, 2002, our securities were delisted from The Nasdaq SmallCap Market, for failure to comply with the minimum bid price or net tangible assets requirements for continued listing, as set forth in Nasdaq's Marketplace Rule 4310(c)(4). We also failed to meet the initial inclusion requirements under Nasdaq's Marketplace Rule 4310(c)(2)(A) including minimum stockholders' equity of $5 million, market capitalization of $50 million or net income of $750,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

On October 15, 2002, we signed a term sheet with Bristol Investment Fund, Ltd. and a syndicate of other investors to issue Senior Secured Convertible Debentures of up to $3,000,000 in multiple tranches. The first tranche of $800,000 was issued on Thursday December 5, 2002 and closed concurrently with the Morrison Financing arrangement. The funds were directed to Bank One to pay down our loan.

On October 16, 2002, we held our Annual General Meeting and Special Meeting of Shareholders where the following resolutions were passed: the election of the Board of Directors including Declan French, Kelly Hankinson, John Dunne, Arthur Marcus and Katherine Seto Evans; the appointment of Schwartz Levitsky Feldman LLP as our independent auditors for the ensuing year; the adoption of our 2002 Stock Option Plan; and, the amendment of our Articles of Incorporation to increase our authorized capital stock from 30,000,000 to 100,000,000.

On October 21, 2002, we entered into a settlement agreement with Michael Carrazza, a former director, in the sum of $330,000 to be paid $50,000 on October 31, 2002 and $17,500 per month thereafter until paid in full, bearing interest at 9% per annum. This settlement was pursuant to a motion for summary judgment filed by Carrazza, which was granted in his favor in the sum of $264,602. In November 1998, we completed the acquisition of certain assets of Southport Consulting Co. from Carrazza, for an aggregate of $250,000 in cash and shares of our common stock. Carrazza instituted an action against us in the Supreme Court of the State of New York, County of New York, Index No. 600553/01, alleging breach of contract and unjust enrichment and seeking at least $250,000 in damages. Specifically, Mr. Carrazza claimed that we failed to deliver cash or stock to Mr. Carrazza under an asset purchase agreement, and that he was entitled to recovery of his attorneys' fees. We filed a counterclaim against Mr. Carrazza, seeking $162,000 in damages, plus punitive damages and attorneys' fees, on the ground that Mr. Carrazza, as then president and sole stockholder of Southport Consulting Co., fraudulently induced us into executing the asset purchase agreement by misrepresenting the value of the assets being purchased.

On November 1, 2002, we entered into a series of agreements with Thinkpath Training LLC, a New York company, for the purchase of certain assets of our New York training division, Thinkpath Training for a nominal amount of cash and the assumption of all prepaid training liabilities. As part of the transaction, Thinkpath Training LLC will assume the New York training staff, some assets and sublet the classroom facilities.

On December 18, 2002, we issued a 12% Senior Secured Convertible Debenture of $100,000 to Tazbaz Holdings Limited. The debenture will become due twelve months from the date of issuance. The investor will have the right to acquire up to $100,000 shares of our common stock at a price of $.0175. The warrant shall have a term of exercise of 7 years and an exercise price of $.0175.

On January 24, 2003, we held a Special Meeting of Shareholders at which a resolution amending our Articles of Incorporation to increase our authorized capital stock from 100,000,000 to 800,000,000 was passed.


RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this reoffer prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

OUR SIGNIFICANT OPERATING LOSSES, WORKING CAPITAL DEFICIENCIES AND VIOLATIONS OF CERTAIN LOAN COVENANTS MAY PROHIBIT US FROM CONTINUING AS A GOING CONCERN.

At September 30, 2002 and December 31, 2001 we had cash and cash equivalents of $33,082 and $482,233 respectively and a working capital deficiency of $4,489,017 and $3,354,362, respectively. At September 30, 2002 and December 31, 2001 we had a cash flow deficiency from operations of $1,147,383 and $197,012, respectively. At September 30, 2002 we had a deficit of $25,924,786 and had suffered recurring losses from operations. With insufficient working capital from operations, our primary sources of cash have been a revolving line of credit with Bank One and proceeds from the sale of equity securities. In order to continue our current operations and develop our business, we will require significant additional funds for the expansion of our sales force, the acquisition of capital assets to support our staff, and the financing of continuing operations and debt obligations. We cannot assure you that we will be able to raise or generate the funds required, failure in which may harm our financial condition. Although we have implemented significant restructuring plans during the past year, including the termination of redundant staff and the closure of non-performing offices, we cannot assure you that our operations will generate sufficient funds to maintain current levels or allow for growth.

WE RELY UPON A RECEIVABLE DISCOUNTING FACILITY WITH MORRISON FINANCIAL SERVICES LIMITED, THE REDUCTION OR CANCELLATION OF WHICH WOULD SEVERELY HAMPER OUR FUTURE DEVELOPMENT AND CURTAIL OUR OPERATIONS.

Effective December 6, 2002, we began a full-recourse accounts receivable discounting facility with Morrison Financial Services Limited of up to $4,000,000. For the two years prior, we had a revolving line of credit with Bank One of $7,000,000 based on eligible receivables. At September 30, 2002 and December 31, 2001, the balance of the revolving line of credit was $4,980,000 and $4,870,000 respectively. At September 30, 2002 and December 31, 2001, the revolving line of credit provided for a maximum borrowing amount of $4,330,000 and $4,760,000 respectively. In addition, at September 30, 2002 and thereafter, we have exceeded our borrowing capacity by approximately $650,000. Although we did not have an authorized overdraft facility with Bank One, they allowed us to maintain an overdraft of approximately $650,000 periodically over nine months. No assurance can be given that we will be able to generate sufficient receivables to drawn down additional funds on our discounting facility with Morrison Financial Services.

OUR CURRENT FAILURE TO MEET THE REQUIREMENTS OF OUR DISCOUNTING FACILITY WITH MORRISON FINANCIAL SERVICES LIMITED COULD RESULT IN THE REDUCTION OR CANCELLATION OF THE FACILITY WHICH WOULD SEVERELY HAMPER OUR FUTURE DEVELOPMENT AND CURTAIL OUR OPERATIONS.

In the event that we fall out of covenant, that is, the amount outstanding and due to Morrison Financial Services Limited exceeds 75% of qualifying receivables, Morrison Financial Services Limited shall be entitled to retain all payments made to us, without further advances, until compliance with this covenant is restored. In addition, if the company defaults on this or any other covenants, the full amount due and owing to Morrison Financial Services Limited, including advances, fees, interest, costs or otherwise, shall be accelerated and become immediately due and payable in full.

OUR FAILURE TO REMEDY OUR DEFAULTS UNDER THE AGREEMENT WITH MORRISON FINANCIAL SERVICES LIMITED COULD SEVERELY CURTAIL OUR SOURCES OF FINANCING WHICH WOULD REQUIRE US TO CURTAIL OUR CURRENT OPERATIONS.

If we are not successful in securing a forbearance agreement or a waiver of Morrison Financial Services Limited's rights and remedies as a result of the defaults we will be required to seek new financing arrangements with other lenders. Such alternative financing arrangements may be unavailable to us or available on terms substantially less favorable to us than our existing line of credit facility. If we are unable to either procure a waiver from Morrison Financial Services Limited or acceptable alternative financing, such failures could have a material adverse effect on our financial condition and results of operations. No assurance can be given that we will be able to obtain a waiver from Morrison Financial Services Limited on the default of loan covenants or refinance our existing obligations. We also cannot predict whether additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all.

ANY FUTURE FINANCINGS MAY REQUIRE US TO ISSUE ADDITIONAL SECURITIES WHICH MAY RESULT IN THE SUBSTANTIAL DILUTION TO EXISTING HOLDERS OF COMMON STOCK.

In the event that any future financing should take the form of equity securities, the holders of our common stock will experience additional dilution. We are currently exploring options including equity lines of credit. The ability to draw down on equity lines is determined by price and volume restrictions. Equity lines of credit can be extremely dilutive and because of their restrictions, may not generate sufficient cash to fund our operations. If we were to undertake a private placement with preferred stock and common stock purchase warrants and the investors were to convert their stock and exercise their warrants, there would be a significant dilution or reduction in the value of our common stock. If the investors of the 12% Senior Secured Debt financing were to convert their debt to common stock and exercise their warrants, there would be a change in control of the ownership of our common stock. No assurance can be given that we can find alternative financing to equity securities.

OUR FAILURE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY OF ENTERING INTO A JOINT VENTURE, STRATEGIC PARTNERSHIP AND/OR THE SALE OF CERTAIN OF OUR NON-PERFORMING DIVISIONS COULD REQUIRE US TO CURTAIL OUR CURRENT OPERATIONS.

In addition to seeking debt and/or equity financings, we are exploring investment banking opportunities including joint ventures, strategic partnerships and the potential sale of certain non-performing divisions. In the event that we do not secure financing and are unable to divest or merge certain divisions, we may be forced to close these divisions. Although our revenue may be materially impacted by the sale of certain divisions, we believe that our immediate cash flows will improve.

OUR CURRENT FINANCING ARRANGEMENTS AND CURRENT CASH FLOWS FROM OPERATIONS MAY NOT BE ADEQUATE FOR US TO MEET OUR CURRENT CAPITAL NEEDS FOR THE NEXT TWELVE MONTHS.

We can give no assurances that our current cash flows from operations, if any, borrowings available under our receivable discounting facility and proceeds from the sale of securities or from an equity line will be adequate to fund our expected operating and capital needs for the next twelve months. The adequacy of our cash resources over the next twelve months is primarily dependent on our operating results and to find alternate financing or to draw down on our equity line, all of which are subject to substantial uncertainties. Cash flow from operations for the next twelve months will be dependent upon, among other things, the effect of the current economic slowdown on our sales, the impact of our restructuring plan and management's ability to implement our business plan. The failure to return to profitability and optimize operating cash flow in the short term and to successfully procure alternate financing could have a material adverse effect on our liquidity position and capital resources.

BECAUSE OUR PROFESSIONALS AND CONSULTANTS MAY TERMINATE THEIR EMPLOYMENT WITH US AT ANY TIME, WE MAY NOT BE ABLE TO MEET OUR CUSTOMERS' REQUIREMENTS.

If we are not able to provide our customers with the technical personnel they require, our customers will fill their requirements from other companies. Because our revenue is dependent upon the number of information technology, engineering and technical training professionals and consultants we place on assignment, our results of operations depend on our ability to attract and retain qualified technical personnel with the skills and experience necessary to meet our customers' requirements. Aside from competition with other firms in our industry, we face the following challenges:

- We often employ our technical personnel for a specific project on an at will basis, which permits the professional to terminate his or her employment with us on little or no notice, and

 - The technical personnel have in the past and may in the future accept assignments from other companies upon completion of their assignments with us.

The average employee remains with us for a period of six months and our annual turnover rate is 40%. Any decrease in the average time served or increase in the percentage of turnover would have a material adverse effect on our results of operations and financial condition, in particular, our ability to generate revenue.

OUR FAILURE TO IMPLEMENT OUR EXPANSION STRATEGY COULD HARM OUR FINANCIAL CONDITION AND PREVENT US FROM ACHIEVING OUR FUTURE REVENUE GOALS.

We believe that we need to successfully expand our business in order to expand our revenue and achieve profitability. We cannot assure you that our expansion strategy will be successful. The success of our expansion plans depend on our ability to:

     - Enter new regional markets;
     - Expand our existing operations;
     - Add additional areas of expertise;
     - Attract, hire, integrate and retain qualified employees;
     - Develop, recruit and maintain a base of qualified professionals within each regional market;
     - Accurately assess the demand for our services in such markets, and
     - Initiate, develop and sustain corporate customer relationships.

In addition the failure to implement our expansion strategy would hinder our ability to attract multinational and other large corporations. We believe that our future prospects are heavily influenced by our ability to acquire larger clients. Any inability on our part to acquire larger clients could have a material, adverse effect on our ability to increase our revenue.

WE MAY BE LIABLE FOR PAYROLL TAXES AND PENALTIES IN CANADA BECAUSE WE CLASSIFY OUR PERSONNEL PROVIDING CONTRACT SERVICES AS INDEPENDENT CONTRACTORS. A DETERMINATION BY THE CANADIAN FISCAL AUTHORITIES THAT THIS CLASSIFICATION IS INCORRECT WOULD RESULT IN CONSIDERABLE HARM TO OUR FINANCIAL CONDITION.

We treat our contract service providers in Canada as independent contractors rather than employees. Accordingly, we have not withheld the relevant payroll deductions, nor have we paid the employer's portion of the related taxes or recorded a reserve on our financial statements for such taxes and penalties. If the Canadian fiscal authorities determine that our contract service providers are in fact employees, we would be subject to significant taxes and penalties. We estimate that the taxes payable would be approximately $500,000 on an annual basis, and that the aggregate penalties levied for past infringements of the law would amount to approximately $250,000. The payment of these taxes and penalties would have a material, adverse effect on our financial condition. In addition, to the extent that we are required to pay these taxes in the future, our gross margin would be reduced to reflect the additional costs, which costs would be considerable.

In the United States, all of our contract service professionals are classified as employees and all relevant employee and employer payroll taxes are withheld.

ANY FAILURE TO MAINTAIN THE OPERATION OF OUR WEB SITE COULD SERIOUSLY HARM OUR BUSINESS.

We have developed a Web site for internal communications as well as marketing and recruiting. The satisfactory performance, reliability and availability of our Web site and network infrastructure are and will remain crucial to our ability to attract and retain customers and technical personnel, and sustain adequate levels of customer service.

Further, while many companies' Web sites are vulnerable to computer viruses, break-ins and similarly disruptive problems, we rely very heavily on the secure and continual operation of our Web site. While we have implemented certain network security measures, we cannot assure you that they will adequately protect our Web site. Any breach or circumvention of the implemented security measures could lead to:

     - Our liability for damages;
     - Misappropriation of proprietary information, and;
     - Cessation of service to our customers.

All or any of the above could harm our business. In addition, any systemic interruptions or reduced performance of our Web site would materially and adversely affect our ability to attract new customers and technical personnel. In addition to representing a threat to our reputation, the inability to retain our technical personnel and customers would harm our results of operations and any inability to attract new customers would have a material, adverse effect on our ability to generate revenue as well as our future prospects.

WE MAY BE HELD LIABLE FOR THE ACTIONS OF OUR CONTRACT SERVICE PROVIDERS WHEN ON ASSIGNMENT DESPITE HAVING OBTAINED INSURANCE COVERAGE TO PROTECT US FROM SUCH LIABILITY.

Although our customer agreements disclaim responsibility for the conduct of our contract service providers, we may be liable for damage suffered by our customers as a result of actions taken or failures to take appropriate actions by our professionals while on assignment. This damage may be caused by our contract service providers' misuse of customer proprietary information, theft of customer property or other errors and improper conduct. Any damage for which we are held liable would adversely affect our results of operations to the extent of such damage and could lead to a material, adverse effect on our financial condition.

We cannot assure you, due to the nature of the assignments, that the insurance coverage will continue to be available on reasonable terms, if at all, or that it will be adequate to cover any liability as a result of our professional's actions or inactions. Any inability to maintain or adequately replace suitable insurance coverage for the actions of our contract service providers would result in adverse effects on our business to the corresponding extent of such inability, which effects could be material.

BECAUSE WE HAVE LIMITED MANAGEMENT, WE DEPEND UPON OUR SENIOR MANAGEMENT, AND THEIR LOSS OR UNAVAILABILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE.

Our future success will depend to a significant extent on the efforts of Declan
A. French, our Chairman of the Board and Chief Executive Officer and other key employees. The loss or unavailability of Mr. French could have a material, adverse effect on our business. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for our customers. We cannot assure you that we will be able to attract and retain the qualified personnel necessary for our business.

OUR MANAGEMENT RETAINS SUBSTANTIAL INFLUENCE OVER OUR OPERATIONS.

Our directors and executive officers beneficially own approximately 15,833,254, including the shares to be issued pursuant to the Agreement or 18% of our common stock. As a result, they will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

While we do not believe that the interests of our management presently conflict with the interests of our shareholders, we cannot assure you that this belief is shared by our shareholders or that our management's interests will not in the future be different from that of our shareholders.

THE CONVERSION OF THE 12% SENIOR SECURED CONVERTIBLE DEBT FINANCING AND THE EXERCISE OF THE WARRANTS ISSUED TO INVESTORS MAY LEAD TO A CHANGE IN CONTROL.

As of January 28, 2003, there are outstanding 85,855,956 shares of our common stock. Our directors and executive officers currently beneficially own 18% of the shares of common stock outstanding. On December 5, 2002, we closed a 12% Senior Secured Convertible Debt financing arrangement with a syndicate of investors led by Bristol Investment Fund, Ltd. for debentures of up to $3,000,000. The first debenture of $800,000 was purchased together with warrants on closing. The debenture will become due twelve months from the date of issuance. The investors will have the right to acquire up to $800,000 shares of our common stock at a price of $.0175. The warrant shall have a term of exercise of 7 years and an exercise price of $.0175.

As of January 28, 2003, $76,300 of the first debenture has been converted into an aggregate of 4,044,185 shares of common stock. As of January 28, 2003, if the balance of the first debenture of $800,000 was to be converted and all common stock warrants were to be exercised we would be obligated to issue approximately 87,384,386 shares of our common stock. Such conversion and exercise would result in the holders of the 12% Senior Secured Convertible Debt financing owning approximately 53% of our issued and outstanding common stock resulting in a significant change in control of the ownership of our common stock. As a result, the investors in the 12% Senior Secured Convertible Debt financing offering will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

Revenue denominated in Canadian dollars accounted for 48% of our revenue for the nine months ended September 30, 2002, 45% for the year ended December 31, 2001, and 35% for the year ended December 31, 2000. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar was materially devalued against the United States dollar, our operating results could be materially, adversely affected.

THE SUCCESS OF OUR BUSINESS IS CLOSELY LINKED TO OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED INFORMATION TECHNOLOGY PROFESSIONALS AND ENGINEERS. THE COMPETITION FOR SUCH INDIVIDUALS IS INTENSE, AND WE MAY NOT BE ABLE TO RETAIN AN ADEQUATE EMPLOYEE POOL TO MEET OUR CUSTOMERS' REQUIREMENTS.

Our business depends to a significant extent on our ability to identify, attract, hire and retain qualified information technology, engineering and technical training professionals and consultants. If we fail to attract and retain a sufficient number of qualified professionals, our business will be materially and adversely affected. We may have difficulty in meeting our staffing requirements for a number of reasons, including, but not limited to, the following:

     - Information technology, engineering and technical training professionals are in high demand worldwide;
     - The industry in which we operate is characterized by low barriers to entry;
     - The demand for such professionals is increasing, and;
     - Turnover in the industry is very high compared with other industries.

If we fail to overcome these challenges and are unable to sustain an adequate number of contract service providers to meet our needs, our business will be materially, adversely affected.

BECAUSE OF OUR RELATIVELY SMALL SIZE AND SHORT OPERATING HISTORY, WE MAY NOT BE ABLE TO COMPETE WITH OTHER SERVICE PROVIDERS, MANY OF WHICH ENJOY A NUMBER OF ADVANTAGES SUCH AS POSSESSING FINANCIAL AND OTHER RESOURCES THAT EXCEED OUR OWN.

We compete for potential customers with many other providers of information technology, engineering and technical training services, consulting services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. Many of our current and potential competitors enjoy considerable advantages over us, including, without limitation:

     -    Longer operating histories;
     -    Significantly greater financial, marketing and human resources;
     - Greater ability to adapt and quickly respond to rapid technological change, evolving industry standards, changing client preferences and new product and service introductions;
     -    Greater name recognition;
     - A larger base of information technology, engineering, and technical training and consulting professionals, and
     -    A larger customer base.

These competitive advantages, if successfully capitalized on, would likely have a material, adverse effect on our business. In addition, we expect that competition will increase. Any such increase is likely to result in general price reductions and reduced margins that could materially, adversely affect our results of operations.

WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS AND ANALYSTS, WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE. THE LIKELIHOOD OF SUCH FAILURE IS INCREASED BY THE FACT THAT OUR OPERATING RESULTS TEND TO VARY FROM QUARTER TO QUARTER.

Analysts frequently issue reports based on the results of a single quarter. Our revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to depreciation of the market price of our common stock, which in turn may result in the loss of some or all of our shareholders' investment. Factors that influence the fluctuating nature of our quarterly results include, without limitation:

     -    the demand for our services;
     - any change in our ability to attract and retain information technology, engineering and technical training professionals and consultants and customers;
     - the timing and significance of new services and products introduced by us and our competitors;
     - the level of services provided and prices charged by us and by our competition;
     - unexpected changes in operating expenses, such as a determination by the Canadian fiscal authorities that we must pay payroll taxes for our Canadian contract service providers and penalties for not having done so in the past; and
     -    general economic factors.

These factors, many of which are beyond our control, substantially curtail your ability to predict our future performance based on our past performance, as do many of the other risks discussed in this prospectus. In addition, many companies that generate increasing revenues and earnings nevertheless experience devaluation of the market price of their publicly traded equities. We cannot assure you that even positive results of operations will not negatively affect the market price of our common stock.


YOUR OWNERSHIP INTEREST IN US WILL BE SUBSTANTIALLY DILUTED UPON THE ISSUANCE OF SHARES AND EXERCISE OF WARRANTS PURSUANT TO THE SENIOR SECURED CONVERTIBLE DEBT FINANCING ARRANGEMENTS CLOSED ON DECEMBER 5, 2002 AND DECEMBER 18, 2002.

As of January 28, 2003, there are 85,855,956 shares of our common stock outstanding, including the 12,427,535 shares issued pursuant to the Agreement. Our directors and executive officers currently beneficially own 18% of the shares of common stock outstanding. On December 5, 2002, we closed a 12% Senior Secured Convertible Debt financing arrangement with a syndicate of investors led by Bristol Investment Fund, Ltd. for debentures of up to $3,000,000. The first debenture of $800,000 was purchased together with warrants on closing. The debenture will become due twelve months from the date of issuance. The investors will have the right to acquire up to $800,000 shares of our common stock at a price of $.0175. The warrant shall have a term of exercise of 7 years and an exercise price of $.0175.

As of January 28, 2003, $76,300 of the first debenture of $800,000 has been converted into an aggregate of 4,044,185 shares of common stock. As of January 28, 2003, if the balance of the first debenture of $800,000 was to be converted and all common stock warrants were to be exercised we would be obligated to issue approximately 87,384,386 shares of our common stock. Such conversion and exercise would result in the holders of the 12% Senior Secured Convertible Debt financing owning approximately 53% of our issued and outstanding common stock resulting in a significant change in control of the ownership of our common stock. As a result, the investors in the 12% Senior Secured Convertible Debt financing offering will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

On December 18, 2002, we issued a 12% Senior Secured Convertible Debenture of $100,000 to Tazbaz Holdings Limited. The debenture will become due twelve months from the date of issuance. The investor will have the right to acquire up to $100,000 shares of our common stock at a price of $.0175. The warrant shall have a term of exercise of 7 years and an exercise price of $.0175.

As of January 28, 2003, if the debenture of $100,000 was to be converted and all common stock warrants were to be exercised we would be obligated to issue approximately 11,428,572 shares of our common stock. Such conversion and exercise would result in Tazbaz Holdings Limited owning approximately 12% of our issued and outstanding common stock resulting in a significant change in control of the ownership of our common stock. As a result, the investors in the 12% Senior Secured Convertible Debt financing offering will have substantial influence with respect to the election of our directors and the outcome of all matters on which shareholders are entitled to vote.

The conversion and exercise thereof would represent an increase in the number of shares of our common stock outstanding equal to approximately 115%. Your ownership in us would be diluted proportionately to any such increase.


APPROXIMATELY 37,835,909 OR APPROXIMATELY 44% OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED OF WHICH 2,974,299 MAY BE PUBLICLY SOLD PURSUANT TO RULE 144K OF THE SECURITIES ACT OF 1933, AS AMENDED. IF A SIGNIFICANT NUMBER WERE TO BE SOLD, OR IF IT WERE ANTICIPATED THAT A SIGNIFICANT NUMBER WAS TO BE SOLD, THE MARKET PRICE OF OUR COMMON STOCK WOULD LIKELY DECREASE.

A large number of our shares of common stock issued and outstanding but not currently part of the public float could presently be sold on the open market. As of January 28, 2003 we have 85,855,956 outstanding shares of common stock, 48,020,047 of which may be resold in the public market immediately, subject to applicable contractual restrictions and the volume limitation imposed by Rule
144. Approximately 2,974,299 or approximately 4% of our outstanding shares are available for resale in the public market pursuant to Rule 144k of the Securities Act of 1933, as amended.


WE HAVE NOT, AND DO NOT INTEND, TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments that we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.


USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the 12,427,535 common shares by Declan French.

SELLING SHAREHOLDER

The following table identifies the Selling Shareholder and indicates (i) the nature of any material relationship that such Selling Shareholder have had with us for the past three years, (ii) the number of shares held by the Selling Shareholder, (iii) the amount to be offered for the Selling Shareholder's accounts, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by the Selling Shareholder after the sale of the shares offered by the Selling Shareholder pursuant to this offering. The Selling Shareholder are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. SEC rules require that we assume that the Selling Shareholder sells all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling shareholder. As of January 28, 2003, there were 85,855,956 shares of common stock issued and outstanding, including the 12,427,535 shares to be issued pursuant to the Agreement.



----------------------------------------- ---------------------------------------- ---------------------------------------------
Name                                      Shares Beneficially Owned Prior to the    Number of Shares Offered by the Prospectus
                                                       Offering (1)                                    (2)
                                                NUMBER              PERCENT                NUMBER              PERCENT (3)
                                                ------              -------                ------              --------
Declan French
  Chief Executive Officer                          15,410,694                 18%              15,410,694                   18%

----------------------------------------- -------------------- ------------------- ----------------------- ---------------------



(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Offer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares of common stock offered shall be determined from time to time by the Selling Shareholder in his or her sole discretion.

(3) Based upon 85,855,956 shares outstanding as of January 28, 2003, including the shares to be issued pursuant to the Agreement.

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING SHAREHOLDER HAS BEEN OBTAINED FROM THE SELLING SHAREHOLDERS. BECAUSE THE SELLING SHAREHOLDER MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ONLY AN ESTIMATE (ASSUMING THE SELLING SHAREHOLDER SELL ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY THE SELLING SHAREHOLDER AFTER THIS OFFERING. IN ADDITION, EITHER OF THE SELLING SHAREHOLDER MAY HAVE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH HE PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY HIM IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

PLAN OF DISTRIBUTION

The Selling Shareholder may sell the 12,427,535 common shares for value from time to time under this reoffer prospectus in one or more transactions on the Nasdaq SmallCap Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the respective selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholder and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. All selling and other expenses incurred by the Selling Shareholder will be borne by the Selling Shareholder.

In addition to any shares sold hereunder, the Selling Shareholder may, at the same time, sell any shares of common shares, including the shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

There is no assurance that the Selling Shareholder will sell all or any portion of the shares offered hereby.

We will pay all expenses in connection with this offering and we will not receive any proceeds from sales of any shares by the Selling Shareholder.

EXPERTS

Our unaudited interim consolidated financial statements (filed November 19, 2002) and our year end audited consolidated financial statements (filed April 16, 2002), including the report of Schwartz Levitsky Feldman llp, Toronto, Ontario, Canada accompanying the financial statements, which is also incorporated into this reoffer prospectus by reference. The unaudited interim consolidated financial statements, the year end audited consolidated financial statements and accompanying independent auditors' report are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered by this reoffer prospectus will be passed upon for us and the Selling Shareholder by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

We filed the following documents, which are incorporated into this registration statement by reference:

     1. Our Form 10-Q Quarterly Report, filed on November 19, 2002.
     2. Our Form 10-KSB Annual Report, filed on April 16, 2002.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this reoffer prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this reoffer prospectus or in any subsequently filed document that is also incorporated by reference in this reoffer prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS REOFFER PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE REOFFER PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO DECLAN FRENCH, THINKPATH INC., 55 UNIVERSITY AVENUE, SUITE 400, TORONTO, ONTARIO, CANADA, M5J 2H7. OUR TELEPHONE NUMBER AT THAT LOCATION IS
(416) 364-8800.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272.

DESCRIPTION OF SECURITIES.

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

As of the date of this prospectus we have issued to Gersten Savage Kaplowitz Wolf and Marcus, LLP an aggregate of 347,902 shares of common stock in consideration for legal services rendered.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we shall indemnify our directors and officers. The pertinent section of Canadian law is set forth below in full. In addition, we currently have officers' and directors' liability insurance.

Section 136 of the Business Corporations Act (Ontario) provides as follows:

(1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if;

(a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

(3) IDEM. Despite anything in this section, a person referred to in subsection
(1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

(a) was substantially successful on the merits in his or her defense of the action or proceeding; and

(b) fulfills the conditions set out in clauses (1)(a) and (b).

(4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection

(1) against any liability incurred by the person,

(a) in his or her capacity as a director of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) APPLICATION TO COURT. A corporation or a person referred to in subsection
(1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) IDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Thinkpath under Ontario law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Thinkpath for expenses incurred or paid by a director, officer or controlling person of Thinkpath in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Thinkpath will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.



EXHIBITS.


The Exhibits to this registration statement are listed in the index to Exhibits on page 21.

UNDERTAKINGS.

         (a) We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 31, 2003

                                 THINKPATH INC.

                                  By:/S/ DECLAN A. FRENCH
                                  -----------------------
                                  Declan A. French, Chairman and
                                  Chief Executive Officer





                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                       TITLE                         DATE


 /S/ DECLAN A. FRENCH          Chief Executive Officer and
--------------------------     Chairman of the Board           January 31, 2003
         Declan A. French


 /S/ KELLY L. HANKINSON        Chief Financial Officer         January 31, 2003
--------------------------     Secretary and Director
        Kelly L. Hankinson


                                Director                       January 31, 2003
--------------------------
        John Dunne


/S/ ARTHUR MARCUS
                               Director                        January 31, 2003

--------------------------
        Arthur Marcus



/S/ KATHERINE SETO EVANS
                               Director                        January 31, 2003

--------------------------
        Katherine Seto Evans

EXHIBITS REQUIRED BY ITEM 601 OF REGULATION S-K

Exhibit
Number        Description


5.1       Opinion of Gersten Savage Kaplowitz Wolf and Marcus, LLP.
10.1 Agreement between Thinkpath Inc. and Declan French dated as of January 27, 2003.
23.1      Consent of Gersten Savage Kaplowitz Wolf and Marcus, LLP (included in
          Exhibit 5.1)
23.2 Consent of Independent Auditor (Schwartz Levitsky Feldman LLP, Toronto, Ontario, Canada)